UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2008

(Exact name of registrant as specified in charter)

001-11302

(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

Recent Actions

On May 29, 2008, KeyCorp disclosed that an adverse decision had been rendered in the previously disclosed AWG Leasing Litigation, and that management was reviewing its options for appeal as well as other possible implications of the case. Previously, on May 27, 2008, KeyCorp updated its outlook for net loan charge-offs for 2008, to a range of 1.00% to 1.30% of average loans.

The Board of Directors of KeyCorp has reviewed management’s assessment of the AWG Leasing Litigation and its implications for KeyCorp and, in conjunction with that assessment and the Company’s previous announcement of higher expected net charge-offs for 2008, the Board has approved a number of actions aimed at strengthening KeyCorp’s financial structure and preparing it for the future. First, KeyCorp will record an after-tax accounting charge to earnings and capital in the second quarter of approximately $1.1 billion to $1.2 billion for the AWG Leasing Litigation and certain of KeyCorp’s other leveraged lease transactions. Consistent with taking a charge of this size, the Board also approved a series of transactions in which KeyCorp intends to raise approximately $1.5 billion of additional capital through a combination of common shares and non-cumulative perpetual convertible preferred stock. Finally, the Board has expressed its current intention to reduce the dividend on KeyCorp’s common shares by 50%, commencing with the third quarter 2008 dividend, to an annualized dividend of $0.75 per common share. This action is intended to preserve approximately $200 million of capital annually (on a pro forma basis, after giving effect to the anticipated capital raise described above), and to normalize KeyCorp’s current payout ratio while maintaining an attractive dividend yield.

Further detail on certain of these actions is provided below.

Lease Transactions

On May 28, 2008, a decision was rendered in the AWG Leasing Litigation, the status of which KeyCorp has previously disclosed and regularly updated in its periodic reports under the Securities Exchange Act of 1934 since the inception of the case. As KeyCorp disclosed in its Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 29, 2008, the decision by Judge James Gwin of the United States District Court for the Northern District of Ohio (captioned AWG Leasing Trust, KSP Investments, Inc, as Tax Matters Partner v. United States of America) was adverse to KeyCorp. In that report, KeyCorp indicated that management was reviewing the Court’s decision and would be evaluating the implications of that decision. Since that time, management has been working with KeyCorp’s litigation counsel to evaluate the prospects for seeking reconsideration and/or appeal of the decision and has been consulting with its audit firm in connection with the accounting implications of the decision.

The transaction at issue in the AWG Leasing Litigation involved a cross-border leveraged lease transaction entered into by AWG Leasing Trust (“AWG Leasing”) in which KSP Investments, Inc. (“KSP”), an affiliate of KeyCorp (that is consolidated with KeyCorp for tax purposes), was a partner. KeyCorp characterized the transaction as the acquisition, through a long-term head lease, of an industrial energy facility that was then leased back to the former owner. As is typical with so-called sale/leaseback transactions, KeyCorp claimed depreciation deductions on its tax returns as the tax owner of the plant (through its interest in KSP) and also deductions on loans KSP used to finance the transaction. In its ruling, the Court held, among other things, that KSP did not acquire tax ownership of the facility and therefore KeyCorp was not entitled to the depreciation deductions or deduction of transaction costs, and that interest on the debt was not deductible because the debt was not “genuine indebtedness.”

KeyCorp disagrees with the Court’s recharacterization of the transaction and will continue to evaluate whether it will appeal the decision to the U.S. Court of Appeals for the Sixth Circuit. Notwithstanding its ultimate decision on whether to appeal, management believes that, as a result of the Court decision, KeyCorp is required to recalculate its accounting recognition of lease income from the inception of the AWG Transaction and recognize a reduction in its net investment on its financial statements.

In addition, although Judge Gwin’s opinion applies directly only to the AWG Leasing Litigation, the decision may have implications for KeyCorp’s accounting treatment of certain other leveraged lease transactions within KeyBank’s portfolio of Lease in, lease out (“LILO”) Leases, Qualified Technological Equipment Leases (“QTE”) and Service Contract Leases. Therefore, in accordance with the accounting guidance of FASB Staff Position 13-2, “Accounting for a Change or a Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” management has recalculated KeyCorp’s recognition of lease income from inception for all of the leases in the affected categories and recognized a reduction in its net investment and a corresponding charge to capital and income for the remaining LILO, QTE and Service Contract Leases in its portfolio. When aggregated with the AWG Leasing Litigation matter, the total reduction in its net investment and the corresponding non-cash after-tax charge to income and capital that KeyCorp expects to record in the second quarter of 2008 for these leveraged lease transactions is approximately $625 million to $725 million. Management expects future earnings to increase over the remaining terms of the affected leases by approximately two-thirds of this amount. In addition, KeyCorp is recording a charge to income and capital for the after-tax interest cost equal to approximately $475 million1 on the contested tax liabilities. KeyCorp will also record a higher tax provision in future periods for the on-going accrual of interest on the disputed tax balance, until the dispute is finally resolved.

Finally, management notes that, while it has recognized the effects of the adverse Court decision for financial statement purposes, it continues to believe that the tax treatment it applied to its leveraged lease transactions complied with all applicable tax laws, regulations and judicial authorities in effect at the time, and management intends to continue to defend this position.

Credit-Related Matters

As previously disclosed in its Current Report on Form 8-K filed with the SEC on May 27, 2008, KeyCorp anticipates net loan charge-offs for 2008 to be in the range of 1.00% to 1.30% of average loans. This would amount to net loan charge-offs for 2008 in the range of

[1]

KeyCorp previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 that, at March 31, 2008, this after-tax interest cost on taxes due could reach $435 million. The current estimate of $475 million reflects the additional interest accrued since March 31, 2008 through June 30, 2008.

approximately $750 million to $1 billion. KeyCorp expects to record approximately $500 million of this total in net loan charge-offs, and to increase its provision expense to continue to build its loan loss reserves by approximately $600 million, in the second quarter of 2008 as it deals aggressively with reducing exposures in the residential homebuilder portfolio through the sale of assets. Management believes that this action should result in a net reduction in nonperforming assets and an improved coverage ratio of loan loss reserve to nonperforming loans at June 30, 2008, compared to balances at March 31, 2008.

Other areas of the Commercial and Commercial Real Estate portfolios continue to perform as expected with normal downward migration that is generally consistent with the credit cycle for well diversified portfolios. Second quarter 2008 loss expectations for these portfolios are anticipated to be similar to first quarter 2008 results.

Included in net loan charge-off totals for the second quarter of 2008 and the full year anticipated range are higher levels of net loan charge-offs from educational loans. The primary source of these charge-offs derives from an Educational Lending portfolio of approximately $800 million of loans primarily associated with non-Title IV schools, which the Company stopped underwriting in mid 2006. Losses from both the Educational Lending portfolio and the Commercial Real Estate portfolio are expected to peak during the second quarter and are anticipated to decline in the second half of 2008.

Capital Transactions

KeyCorp announced today that it is in the process of raising approximately $1.5 billion of additional equity capital in concurrent offerings of common shares and non-cumulative perpetual convertible preferred stock, Series A, with a liquidation preference of $100 per share. The offerings of common shares and non-cumulative perpetual convertible preferred stock are being conducted as separate registered public offerings under the Securities Act of 1933, as amended, and are not contingent upon each other. KeyCorp also expects to grant the underwriters for these offerings an option to purchase additional common shares and/or non-cumulative perpetual convertible preferred stock in order to cover any over-allotments.

The common share price and the non-cumulative dividend rate, conversion rate and other terms of the non-cumulative perpetual convertible preferred stock will be determined by negotiations between KeyCorp and the underwriters upon pricing the offerings. KeyCorp intends to apply to list the non-cumulative perpetual convertible preferred stock on the New York Stock Exchange.

The net proceeds from the two offerings are intended to restore capital to strengthen KeyCorp’s balance sheet following the accounting charges described above, and will be used for general corporate purposes.

Citigroup Global Markets Inc. is serving as the sole bookrunning manager for the offerings. KeyBanc Capital Markets Inc., UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated are serving as joint lead managers.

* * *

The information set forth in this Item 2.02 is filed for purposes of the Securities Exchange Act of 1934, as amended, and shall be incorporated by reference in KeyCorp’s filings under the Securities Act of 1933, as amended, except as noted for the Exhibits shown below.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Investor Presentation (“filed” under the Securities Exchange Act of 1934, as amended).

99.2	Press Release (solely “furnished” and not “filed” for the purposes of the Securities Exchange Act of 1934, as amended).

* * *

Forward-Looking Statements. This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) continued disruption in the fixed income markets; (4) adverse capital markets conditions; (5) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (6) increased competitive pressure among financial services companies; (7) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (8) consummation of significant business combinations or divestitures; (9) operational or risk management failures due to technological or other factors; (10) changes in accounting or tax practices or requirements; (11) new legal obligations or liabilities or unfavorable resolution of litigation; (12) heightened regulatory practices, requirements or expectations; and (13) disruption in the economy and general business climate as a result of terrorist activities or military actions. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP
(Registrant)

Date: June 12, 2008	/s/ Jeffrey B. Weeden
By: Jeffrey B. Weeden Title: Senior Executive Vice President and Chief Financial Officer